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                                                                    Exhibit 23.2

                         Consent of Independent Auditors


We consent to the incorporation by reference in this Registration Statement of Flextronics International Ltd. (the Company) on Form S-8 of our report dated March 28, 2000, appearing in and incorporated by reference in the Annual Report on Form 10-K of the Company for the year ended March 31, 2001 and relating to the consolidated financial statements of the DII Group, Inc. and Subsidiaries as of January 2, 2000, and for each of the two years in the period ended January 2, 2000, which are not presented separately in the Annual Report on Form 10-K.



DELOITTE & TOUCHE LLP

Denver, Colorado
September 13, 2001